                                                                       Exhibit j


                         Independent Auditors' Consent


To the Shareholders and Board of Trustees of the Salomon Funds Trust:

We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated February 8, 2002, on the statements of assets and liabilities for Salomon Brothers National Tax Free Income Fund, Salomon Brothers California Tax Free Income Fund, Salomon Brothers New York Tax Free Income Fund, and Salomon Brothers Mid Cap Fund (the "Funds") as of December 31, 2001 and the related statements of operations, changes in net assets and financial highlights for the year ended December 31, 2001, except for Salomon Brothers Mid Cap Fund, which is for the period from September 10, 2001 (Commencement of Operations) to December 31, 2001. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Forms N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.

                                                   KPMG LLP

New York, New York
April 29, 2002